EXHIBIT 99.e



                                  EXHIBIT 23(E)

                             UNDERWRITING AGREEMENT

                                IDEX MUTUAL FUNDS
                       AMENDMENT TO UNDERWRITING AGREEMENT
                DATED NOVEMBER 1, 1999, AS AMENDED MARCH 1, 2001

WHEREAS, effective November 1, 1999, IDEX Mutual Funds ("the Fund") and InterSecurities, Inc. ("ISI") have entered into an Underwriting Agreement ("the Agreement") to provide distribution services for shares of the Fund;

WHEREAS, effective March 1, 2001, the Board of Trustees of the Fund desires to appoint AFSG Securities Corporation ("AFSG"), located at 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499 as the principal underwriter of the Fund; and

WHEREAS, effective March 1, 2001, AFSG will provide the same services as previously provided by ISI, and such services will be provided with no increase in the fee structure.

                              NOW, THEREFORE BE IT

RESOLVED, that effective March 1, 2001, the Agreement is hereby amended to replace ISI with AFSG as principal underwriter for the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 1, 2001.

Attest:                    IDEX Mutual Funds:


-------------------------                   -------------------------
Jason M. DeSisto                            Christopher G. Roetzer
Assistant Secretary                         Vice President, Assistant
                                            Treasurer & Principal
                                            Accounting Officer

Attest:                                     AFSG Securities Corporation:


-------------------------                   -------------------------
John K. Carter                              Thomas R. Moriarty
Vice President                              Vice President